CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference of our report dated March 4, 1996 included in this Form 10-K/A of Fonix Corporation for the year ended December 31, 1998 (relating to the financial statements of Fonix Corporation for the period from the date of inception on October 1, 1993 through December 31, 1995 (which financial statements are not separately presented in the Form 10-
K), into the Company's previously filed Registration Statements File Nos. 333-31425, 333-40603 and 333-50265 on Form S-3 and 333-11549, 333-25925,
333-37137 and 333-74769 on Form S-8.



/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
Salt Lake City, Utah
August 11, 1999